UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 29, 2015

General Mills, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-01185	41-0274440
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Number One General Mills Boulevard, Minneapolis, Minnesota		55426-1347
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	763-764-7600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

In fiscal 2015, General Mills launched Project Century, a review of our North American manufacturing and distribution network to streamline operations and identify potential capacity reductions. Recently, we broadened the scope of Project Century to identify opportunities to streamline our supply chain outside of North America. As part of the expanded project, in the second quarter of fiscal 2016, we notified employees and their representatives of the proposal, pending consultation, to close manufacturing facilities in our International segment supply chain located in Berwick, United Kingdom and East Tamaki, New Zealand. If implemented, these actions would affect approximately 285 positions. We expect, subject to the proposal proceeding, to incur total restructuring charges of approximately $47 to $52 million, including approximately $11 million of severance expense and $36 million to $41 million of other charges, primarily fixed asset write-offs. These expenses include cash charges of approximately $22 million. We expect to record approximately $25 to $30 million pre-tax of restructuring charges in the third quarter of fiscal 2016. We expect these actions to be completed by the end of fiscal 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Mills, Inc.

October 29, 2015	By:	Richard C. Allendorf

Name: Richard C. Allendorf
Title: Senior Vice President, General Counsel and Secretary